                                                                       EXHIBIT B

                            ------------------------

                            SHARE PURCHASE AGREEMENT

                                 By and Between

                            INFINEON TECHNOLOGIES AG

                                       and

                        RAMTRON INTERNATIONAL CORPORATION

                                December 14, 2000

                            ------------------------

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1 DEFINITIONS .........................................................1

SECTION 2A SUBSCRIPTION AND ISSUANCE OF RAMTRON
           SHARES - CASH CONSIDERATION ........................................8

        2A.1 ..................................................................8
        2A.2 Offer to Subscribe for the Shares ................................8
             ---------------------------------
        2A.3 Cash Consideration ...............................................8
             ------------------
        2A.4 Initial Cash Closing; Acceptance .................................8
             --------------------------------

SECTION 2 CAPITAL INCREASE, SUBSCRIPTION AND ISSUANCE -
           STOCK CONSIDERATION ................................................9

        2.1 Capital Increase and Issuance of the Shares .......................9
        2.2 Offer to Subscribe for the Shares .................................9
        2.3 Initial Closing; Acceptance. .....................................10
        2.4 Registration of Capital Increase; Unwinding. .....................11
        2.5 Final Closing; Delivery of Extract and Shares ....................11
        2.6 Ramtron Issuance Mechanics .......................................12

SECTION 3 REPRESENTATIONS AND WARRANTIES OF INFINEON .........................12

        3.1 Organization .....................................................12
        3.2 Corporate Power ..................................................12
        3.3 Infineon Ordinary Shares .........................................13
        3.4 Valid Issuance of the Shares .....................................13
        3.5 No Breach, Violation or Default ..................................13
        3.6 No Consent or Approval Required ..................................14
        3.7 No Shareholder Vote ..............................................14
        3.8 Finders ..........................................................14
        3.9 SEC Documents ....................................................14
        3.10 Infineon not a U.S. Person ......................................15
        3.11 Infineon Investment Purpose .....................................15

SECTION 4 REPRESENTATIONS AND WARRANTIES OF RAMTRON ..........................15

        4.1 Organization .....................................................15
        4.2 Authorization ....................................................15
        4.3 Ramtron Shares ...................................................15
        4.4 No Breach, Violation or Default ..................................16
        4.5 No Consent or Approval Required ..................................16
        4.6 No Shareholder Vote ..............................................17
        4.7 Investment Experience ............................................17
        4.8 Restricted Securities ............................................17
        4.9 Legends ..........................................................17
        4.10 Finders .........................................................18

        4.11 SEC Documents ...................................................18
        4.12 Intellectual Property ...........................................18
        4.13 Takeover Statutes ...............................................19

SECTION 5 COVENANTS ..........................................................20

        5.1 Ramtron Transfer Restrictions ....................................20
        5.2 Infineon Transfer Restrictions ...................................21
        5.3 HSR Act ..........................................................21
        5.4 Resales in Germany ...............................................22
        5.5 Notification of Non-Clearance ....................................22

SECTION 6 CONDITIONS .........................................................22

        6.1 Conditions to Ramtron's Obligations ..............................22
        6.2 Conditions to Infineon's Obligations .............................23
        6.3 Obligations to Effect Registration ...............................24
        6.4 Conditions to Infineon's and Ramtron's Obligations to Effect
            the Final Stock Closing ..........................................24
        6.5 Final Date .......................................................25

SECTION 7 ADDITIONAL AGREEMENTS ..............................................25

        7.1 Registration Rights Agreement ....................................25
        7.2 Listing of Infineon Shares .......................................25
        7.3 Infineon Board Representation ....................................25
        7.4 Infineon Consent Rights ..........................................26
        7.5 Pre-emptive Rights ...............................................27
        7.6 Ramtron Shareholder Rights Agreement .............................29
        7.7 Takeover Statute .................................................30
        7.8 EMS Right of First Offer .........................................30
        7.9 Infineon Standstill ..............................................31
        7.10 Ramtron Right of First Refusal. .................................32

SECTION 8 INDEMNIFICATION ....................................................33

        8.1 Survival of Representations, Warranties and Covenants ............33
        8.2 Indemnification of Ramtron .......................................33
        8.3 Indemnification of Infineon ......................................33
        8.4 Limitations on Indemnification ...................................33
        8.5 Claims Procedure .................................................34
        8.6 Treatment of Indemnity Payments ..................................35
        8.7 Exclusive Remedy .................................................35

SECTION 9 MISCELLANEOUS ......................................................35

        9.1 Governing Law ....................................................35
        9.2 Jurisdiction .....................................................35
        9.3 Specific Enforcement .............................................36
        9.4 Successors and Administrators ....................................37

        9.5 Third-Party Beneficiaries ........................................37
        9.6 Entire Agreement; Amendment ......................................37
        9.7 Notices, Etc. ....................................................37
        9.8 Delays or Omissions ..............................................38
        9.9 Severability .....................................................39
        9.10 Confidential Information ........................................39
        9.11 Press Releases, Etc. ............................................39
        9.12 Expenses ........................................................39
        9.13 Titles and Subtitles ............................................39
        9.14 Definitions .....................................................39
        9.15 Scope ...........................................................39
        9.16 Counterparts ....................................................40

SCHEDULE

4.3 - Ramtron International Corporation Convertible Securities

EXHIBITS

2.1 - Articles of Incorporation (Satzung) of Infineon Technologies AG

A - Form of Registration Rights Agreement

B - Form of Ramtron Legal Opinion

ANNEXES

ANNEX I   - Zeichnungsschein (Form of Infineon Subscription Form)

ANNEX II  - Form of Ramtron Subscription Form

ANNEX III - Form of Transfer Certificate

                            SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT (this "Agreement") is dated the 14th day of December 2000, by and between Infineon Technologies AG, a German stock corporation (Aktiengesellschaft) ("Infineon"), having an address at St.-Martin-Strasse 53, Munich, Germany, and Ramtron International Corporation, a Delaware corporation ("Ramtron"), having an address at 1850 Ramtron Drive, Colorado Springs, Colorado, 80921, United States of America.

     WHEREAS, Ramtron desires to issue, and Infineon desires to subscribe for and purchase for cash, certain securities of Ramtron, in accordance with the terms hereof;

     WHEREAS, Ramtron desires to issue, and Infineon desires to subscribe for, additional securities of Ramtron, and, as the purchase price therefor, Infineon desires to issue, and Ramtron desires to subscribe for, certain securities of Infineon, in accordance with the terms hereof;

     WHEREAS, contemporaneously with the execution of this Agreement, and as a condition of the parties' willingness to enter into this Agreement, Infineon and Ramtron have entered into a Technology License and Services Agreement, dated as of the date hereof, and a Technology License Agreement, dated as of the date hereof, each related to FRAM semiconductor technology (the "License Agreements"), providing for the transactions contemplated thereby upon the terms and conditions set forth in the License Agreements;

     WHEREAS, the board of directors of Ramtron and the management board of Infineon have approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby;

     WHEREAS, Infineon and Ramtron desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, Infineon and Ramtron, intending to be legally bound, hereby agree as follows:

                                    SECTION 1

                                   Definitions

     Unless the context otherwise requires, all capitalized terms used in the Agreement and in the Exhibits (other than Exhibits 2.1 and A) and Annexes thereto shall have the following meanings:

     "AAA" shall have the meaning specified in Section 9.2 of the Agreement.

     "Accredited Investor" shall have the meaning specified in Rule 501(a) under the Securities Act.

     "Agreement" shall have the meaning specified in the Preamble.

     "Articles of Incorporation" shall have the meaning specified in Section
2.1.

     "Average Closing Price" shall mean the average of the per share closing prices of Infineon Ordinary Shares or Ramtron Common Stock, as the case may be, as reported on the Frankfurt Stock Exchange, using the Kassakurs price on the relevant trading days (in the case of Infineon Ordinary Shares), or on The Nasdaq SmallCap Market System (in the case of Ramtron Common Stock) (as reported, as the case may be, in the New York City edition of The Wall Street
                                                              ---------------
Journal, or the Frankfurter Allgemeine Zeitung, or if not reported thereby or if
-------
manifestly erroneous, another authoritative source) for the five (5) trading days prior to the date of this Agreement.

     A Person shall be deemed the "Beneficial Owner," and to have "Beneficial Ownership" of, and to "Beneficially Own," any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become the Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide
                                                                     ---------
public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

     "Business Day" shall mean any day, other than a Saturday, a Sunday or a day on which banks are authorized by law to close in New York, New York or Frankfurt, Germany.

     "Cash Closing" shall have the meaning specified in Section 2A.4 of the Agreement.

     "Cash Consideration" shall have the meaning specified in Section 2A.3 of the Agreement.

     "Change of Control" shall mean, with respect to any party, any transaction or event in connection with a plan pursuant to which (i) all or substantially all of the assets of or (ii) equity interests in such party that have the power to cast at least 50% of the votes entitled to be cast in elections of directors (or similar officials) of such party, shall be exchanged for, converted into or acquired for or constitute the right to receive securities, cash or other property (whether by means of a tender or exchange offer, reclassification, consolidation, merger, sale or other disposition of such assets or such equity interests, compulsory exchange of equity interests, liquidation or otherwise). In the case of a Change in Control effected through a series of transactions or events, such Change in Control shall be deemed to have occurred when (i) substantially all of the assets of such party or (ii) equity interests in such party that have the power to cast at least 50% of the votes entitled to be cast in elections of directors (or similar officials) of such party, shall be exchanged for, converted into or acquired for or constitute the right to receive securities, cash or other property.

     "Claims and Liabilities" shall have the meaning specified in Section 8.2 of the Agreement.

     "Clearstream" shall mean Clearstream Banking AG.

     "December Resolution" shall have the meaning specified in Section 2.1 of the Agreement.

     "Deductible Amount" shall have the meaning specified in Section 8.4 of the Agreement.

     "DOJ" shall have the meaning specified in Section 7.5 of the Agreement.

     "EMS" shall have the meaning specified in Section 7.8 of the Agreement.

     "Exchange Act" shall mean United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Ratio" shall have the meaning specified in Section 2.1 of the Agreement.

     "Final Closing Date" shall mean the date of the Final Stock Closing.

     "Final Stock Closing" shall have the meaning specified in Section 2.5 of the Agreement.

     "First Offer Shares" shall have the meaning specified in Section 7.8 of the Agreement.

     "First Refusal Shares" shall have the meaning specified in Section 7.10 of the Agreement.

     "Frankfurt Stock Exchange" means Frankfurter Wertpapierborse, a stock exchange located in Frankfurt, Germany.

     "FTC" shall have the meaning specified in Section 7.5 of the Agreement.

     "Grandfathered Entities" shall have the meaning specified in Section 7.5 of the Agreement.

     "Holding Period" shall have the meaning specified in Section 5.1 of the Agreement.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "HSR Clearance" shall mean expiration or earlier termination of the applicable waiting period requirements in connection with filings required to be made under the HSR Act.

     "HSR Report" shall have the meaning specified in Section 7.5 of the Agreement.

     "Infineon Director" shall have the meaning specified in Section 7.3 of the Agreement.

     "Infineon Ordinary Shares" shall have the meaning specified in Section 2.1 of the Agreement.

     "Infineon SEC Documents" shall have the meaning specified in Section 3.9 of the Agreement.

     "Infineon Share Certificate" shall have the meaning specified in Section 2.5(b) of the Agreement.

     "Infineon Shares" shall have the meaning specified in Section 2.2 of the Agreement.

     "Infineon Subscription" shall have the meaning specified in Section 2.3 of the Agreement.

     "Infineon Subscription Form" shall have the meaning specified in Section
2.3.

     "Indemnifying Party" shall have the meaning specified in Section 8.5 of the Agreement.

     "Indemnitee" shall have the meaning specified in Section 8.5 of the Agreement.

     "Initial Closing Date" shall mean the date of the Initial Closing.

     "Initial Stock Closing" shall have the meaning specified in Section 2.3 of the Agreement.

     "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     "License Agreements" shall have the meaning specified in the Recitals hereto.

     "Material Adverse Effect" shall mean a material adverse change, or any development involving a material adverse change, in the financial condition or in the earnings or business affairs of Infineon or Ramtron, as the case may be, or any development reasonably likely to result in an adverse effect on Infineon's or Ramtron's, as the case may be, ability to perform its obligations under the Agreement, whether or not arising in the ordinary course of business.

     "Material Transaction" means, in the case of an acquisition made by Ramtron of another Person, the total consideration paid by Ramtron in connection therewith does not exceed either (i) 20% of the Ramtron shares outstanding and eligible to vote in the election of directors immediately prior to such transactions(s) or (ii) 20% of the total gross assets of Ramtron immediately prior to such transaction(s) or any combination thereof, and in the case of a merger, consolidation or reorganization of Ramtron, a Change of Control (substituting 20% for 50% within the definition thereof) does not occur following the consummation of such transaction(s)).

     "NEBF" shall have the meaning specified in Section 4.4 of the Agreement.

     "NEBF Loan Agreement" shall have the meaning specified in Section 4.4 of the Agreement.

     "Noon Buying Rate" shall have the meaning specified in Section 2.2 of the Agreement.

     "Outstanding Shares" shall mean, as of any date, the issued and outstanding shares of Ramtron Common Stock.

     "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

     "Registration" shall have the meaning specified in Section 2.4 of the Agreement.

     "Registration Rights Agreement" shall have the meaning specified in Section
7.1 of the Agreement.

     "Regulation S" shall mean Regulation S under the Securities Act, or any successor rule thereto.

     "Right of First Refusal Notice" shall have the meaning specified in Section
7.10 of the Agreement.

     "Right of First Refusal Period" shall have the meaning specified in Section
7.10 of the Agreement.

     "Right of Offer Refusal Notice" shall have the meaning specified in Section
7.8 of the Agreement.

     "Right of Offer Refusal Period" shall have the meaning specified in Section
7.8 of the Agreement.

     "Ramtron" shall have the meaning specified in the Preamble.

     "Ramtron Acceptance Notice" shall have the meaning specified in Section
7.10 of the Agreement.

     "Ramtron Cash Shares" shall have the meaning specified in Section 2A.2 of the Agreement.

     "Ramtron Common Stock" shall mean the common stock, par value $0.01 per share, of Ramtron.

     "Ramtron IP Rights" shall have the meaning specified in Section 4.13 of the Agreement.

     "Ramtron Preferred Stock" shall have the meaning specified in Section 4.3 of the Agreement.

     "Ramtron Products" shall have the meaning specified in Section 4.13 of the Agreement.

     "Ramtron Rights Agreement" shall have the meaning specified in Section 7.6 of the Agreement.

     "Ramtron SEC Documents" shall have the meaning specified in Section 4.12 of the Agreement.

     "Ramtron Shares" shall have the meaning specified in Section 2.2 of the Agreement.

     "Ramtron Stock Shares" shall have the meaning specified in Section 2.2 of the Agreement.

     "Ramtron Subscription" shall have the meaning specified in Section 2.3 of the Agreement.

     "Ramtron Subscription Form" shall have the meaning specified in Section 2.3 of the Agreement.

     "Rule 144" shall mean Rule 144 under the Securities Act, or any successor rule thereto.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" shall mean United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Stock Limitation" shall have the meaning specified in Section 7.9.

     "Supervisory Board" shall mean the supervisory board (Aufsichtsrat) of Infineon.

     "Takeover Statute" shall mean any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Section 203 of the Delaware General Corporation Law).

     "Transaction Agreements" shall mean the Registration Rights Agreement and the License Agreements.

     "Transfer" shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, or other disposition or encumbrance, provided that a Transfer shall not include any sale, transfer, assignment, or other disposition by operation or succession of law, merger or otherwise.

     "Transfer Price" shall be the proposed price per Share included in a Transfer Notice, which price may be a price determined by application of a formula, such as the average closing price for such Shares on the NYSE or the Frankfurt Stock Exchange for a specified number of days prior to a sale date.

     "U.S. GAAP" means U.S. Generally Accepted Accounting Principles.

                                   SECTION 2A

               SUBSCRIPTION AND ISSUANCE OF RAMTRON SHARES - CASH
                                 CONSIDERATION

     2A.1 On December 1, 2000, the board of directors of Ramtron resolved at a duly constituted meeting thereof to issue the Ramtron Cash Shares (as defined below) to Infineon in exchange for the Cash Consideration (as defined below).

     2A.2 Offer to Subscribe for the Shares. Subject to satisfaction of the
          ---------------------------------
conditions contained herein and in reliance upon the representations, warranties and agreements of Ramtron and Infineon contained herein, Ramtron hereby offers to Infineon to subscribe for 1,476,668 shares of Ramtron Common Stock (each a "Ramtron Cash Share" and together, the "Ramtron Cash Shares"). This number of Ramtron Cash Shares is equal to M divided by N, rounded down to the nearest whole number, as follows:

               where M is equal to U.S.$10,000,000 (ten million dollars), and where N is equal to the Average Closing Price of Ramtron Common Stock.

     2A.3 Cash Consideration. As consideration for the issuance of the Ramtron
          ------------------
Cash Shares to Infineon, Infineon shall pay to Ramtron U.S.$10,000,000 (ten million dollars) (the "Cash Consideration").

     2A.4 Initial Cash Closing; Acceptance. (a) The cash closing (the "Cash
          --------------------------------
Closing") shall take place contemporaneously with the Initial Stock Closing (as defined below) (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. not later than the fifth Business Day after the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Cash Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as Infineon and Ramtron may agree in writing.

     (b) At the Cash Closing, in reliance upon the representations, warranties and agreements of Infineon contained herein, Ramtron hereby agrees to issue the number of new Ramtron Cash Shares stated in Section 2A.2 above by delivering certificates representing the Ramtron Cash Shares to Infineon.

     (c) At the Cash Closing, in reliance upon the representations, warranties and agreements of Ramtron contained herein, Infineon hereby agrees to subscribe for the Ramtron Cash Shares:

     (i) by duly and validly executing and delivering to Ramtron a completed subscription form substantially in the form attached hereto as Annex II

     (the "Ramtron Subscription Form") and indicating the number of Ramtron Cash Shares to be subscribed for (as stated in Section 2A.2); and

     (ii) by paying the Cash Consideration to Ramtron in immediately available funds by wire transfer to the account of Ramtron specified in writing by Ramtron to Infineon not less than two (2) Business Days before the Initial Closing Date.

                                   SECTION 2

               Capital Increase, Subscription and Issuance - Stock
                                 CONSIDERATION

     2.1 Capital Increase and Issuance of the Shares.
         -------------------------------------------

     (a) Following the execution of this Agreement, the management board (Vorstand) of Infineon will resolve at a duly constituted meeting thereof (such resolution, the "December Resolution") to increase Infineon's share capital against a contribution of Ramtron Common Stock by the issuance of new ordinary shares, without nominal value but with a notional value of [] 2 (two Euro) per share (the "Infineon Ordinary Shares"), and the Supervisory Board (Aufsichtsrat) of Infineon acting through its Investment and Finance Committee will approve such resolution. The December Resolution will provide for the new Infineon Ordinary Shares to be offered to Ramtron in exchange for the Ramtron Stock Shares (as defined in Section 2.2(b)) (the "Exchange Ratio"). The capital increase may be filed for registration with the commercial register of the local court in Munich only if the entire Ramtron portion of the Exchange Ratio shall have been paid in Ramtron Common Stock to Infineon. The existing shareholders of Infineon have waived their pre-emptive rights to subscribe for the new Infineon Ordinary Shares. The shares of Infineon Common Stock will have the rights and are subject to the restrictions set forth in the articles of incorporation (Satzung) of Infineon (the "Articles of Incorporation") attached to this Agreement as Exhibit 2.1.

     (b) On December 1, 2000, the board of directors of Ramtron resolved at a duly constituted meeting thereof to issue the Ramtron Stock Shares in exchange for the Infineon Shares (as defined below).

     2.2 Offer to Subscribe for the Shares.
         ---------------------------------

     (a) Subject to satisfaction of the conditions contained herein and in reliance upon the representations, warranties and agreements of Ramtron contained herein, Infineon hereby offers to Ramtron to subscribe for 443,488 new Infineon Ordinary Shares (each an "Infineon Share" and together, the "Infineon Shares"). This number of Infineon Shares is equal to X divided by Y, rounded down to the nearest whole number, as follows:

     where X is equal to the amount in Euros equivalent to U.S.$20,000,000 (twenty million dollars), calculated based on the noon buying rate (the "Noon Buying Rate") on the day prior to the date of this Agreement (or the prior Business Day if such date is not a Business Day) in The City of New York for cable transfers in Euros as certified for customs purposes by the Federal Reserve Bank of New York and expressed in U.S. dollars per Euro, and rounded down to the nearest Euro cent, and where Y is equal to the Average Closing Price of Infineon Ordinary Shares.

     (b) Subject to satisfaction of the conditions contained herein and in reliance upon the representations, warranties an d agreements of Infineon contained herein, Ramtron hereby offers to Infineon to subscribe for 2,953,337 shares of Ramtron Common Stock (each a "Ramtron Stock Share" and together, the "Ramtron Stock Shares", and together with the Ramtron Cash Shares, the "Ramtron Shares"). This number of Ramtron Stock Shares is equal to W divided by Z, rounded down to the nearest whole number, as follows:

     where W is equal to U.S.$20,000,000 (twenty million dollars), and where Z is equal to the Average Closing Price of Ramtron Common Stock.

     2.3 Initial Closing; Acceptance.
         ---------------------------

     (a) The first stock closing (the "Initial Stock Closing" and together with the Initial Cash Closing, the "Initial Closing") shall take place simultaneously with the Cash Closing (and each shall be a condition to the other) (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. not later than the fifth Business Day after the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Initial Stock Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as Infineon and Ramtron may agree in writing.

     (b) At the Initial Stock Closing, in reliance upon the representations, warranties and agreements of Infineon contained herein, Ramtron hereby agrees to subscribe for the number of new Infineon Ordinary Shares stated in Section 2.2(a) above:

     (i) by duly and validly executing and delivering to Infineon a completed subscription form substantially in the form attached hereto as Annex I (the "Infineon Subscription Form") and indicating the number of Infineon Shares to be subscribed for (as stated in Section 2.2(a)) (the completion and delivery of which shall constitute the "Infineon Subscription"); and

     (ii) by delivering certificates representing the Ramtron Stock Shares to Infineon.

     (c) At the Initial Stock Closing, in reliance upon the representations, warranties and agreements of Ramtron contained herein, Infineon hereby agrees to subscribe for the Ramtron Stock Shares:

     (i) by duly and validly executing and delivering to Ramtron a completed subscription form substantially in the form attached hereto as Annex II (the "Ramtron Subscription Form") and indicating the number of Ramtron Stock Shares to be subscribed for (as stated in Section 2.2(b) (the completion and delivery of which shall constitute the "Ramtron Subscription"); and

     (ii) by commencing the registration process contained in Section 2.4 hereof.

     2.4 Registration of Capital Increase; Unwinding.
         -------------------------------------------

     (a) Promptly following the satisfaction of the conditions set forth in
Section 6.3, Infineon shall cause the capital increase and its consummation (Durchfuhrung) to be registered in the commercial register of the local court in Munich (the "Registration"). Infineon shall make all reasonable efforts to ensure the Registration without undue delay (unverzuglich). Upon Registration, Ramtron shall become a shareholder of Infineon. Until such Registration, Ramtron shall have no rights as a shareholder of Infineon.

     (b) In the event that Infineon is unable to effect the Registration prior to the termination of this Agreement by either party pursuant to Section 6.5 hereof, (i) Infineon shall promptly deliver to Ramtron all certificates representing the Ramtron Stock Shares issued to Infineon pursuant to Section 2.3 hereto, and (ii) such Ramtron Stock Shares shall be immediately canceled.

     2.5 Final Closing; Delivery of Extract and Shares. (a) The final stock
         ---------------------------------------------
closing (the "Final Stock Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. not later than the fifth Business Day after the conditions set forth in Sections 6.4 shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Final Stock Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as Infineon and Ramtron may agree in writing.

     (b) At the Final Stock Closing, in reliance upon the representations, warranties and agreements of Ramtron contained herein, Infineon hereby agrees to deliver to Ramtron at the address specified to Infineon by Ramtron at least five
(5) Business Days prior to the Final Stock Closing:

     (i) a certified extract from the commercial register of Infineon recording the number of new Infineon Ordinary Shares subscribed for by Ramtron;

     (ii) a certified excerpt from the stock register (Aktienbuch) of Infineon identifying Ramtron as a shareholder of Infineon on the date of such registration; and

     (iii) the number of share certificates reasonably requested by Ramtron, together representing the Infineon Shares subscribed for (each an "Infineon Share Certificate"), each bearing the legend set forth in Section 4.9.

     2.6 Ramtron Issuance Mechanics. Prior to the execution of this Agreement,
         --------------------------
the Board of Directors of Ramtron approved and authorized (i) the issuance of the Ramtron Cash Shares, (ii) the issuance of the Ramtron Stock Shares and (iii) the execution of this Agreement, the Transaction Agreements and the transactions and agreements contemplated hereby and thereby. Promptly after the execution of this Agreement, the Ramtron Shares will be filed for listing on the Nasdaq SmallCap Market (or the Nasdaq National Market, if the Ramtron Shares shall be listed thereupon at such time), and, upon completion of the Initial Closing, certificates representing the Ramtron Shares will be executed by the Chief Executive Officer and Secretary of Ramtron and issued in the records of Ramtron's transfer agent.

                                   SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF INFINEON

     Infineon hereby represents and warrants as follows:

     3.1 Organization. Infineon is a German stock corporation duly organized and
         ------------
validly existing under the laws of the Federal Republic of Germany.

     3.2 Corporate Power. Infineon has all requisite corporate power to enter
         ---------------
into this Agreement, the Transaction Agreements and all other documents, agreements and instruments to be executed by Infineon and delivered to Ramtron in connection with the Infineon Subscription and the Ramtron Subscription and the performance by Infineon of its obligations hereunder, and will have on the Final Closing Date all requisite corporate power to issue, sell and deliver the Infineon Shares and to carry out and perform its obligations under the terms of this Agreement. The Supervisory Board (Aufsichtsrat) of Infineon, acting through its Investment and Finance Committee, has the requisite corporate power and authority to approve the Management Board's (Vorstands) approval of the December Resolution. This Agreement and the Transaction Agreements constitute Infineon's valid and legally binding obligation, enforceable against Infineon in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and the execution, delivery and performance of this Agreement by Infineon and, subject to satisfaction of the procedure/requirements of Section 2.4, the issuance, sale and delivery of the Infineon Shares have been duly authorized by all necessary corporate action.

     3.3 Infineon Ordinary Shares. As of the date hereof, Infineon's registered
         ------------------------
share capital consists of 625,501,507 Infineon Ordinary Shares, corresponding to []1,251,003,014 (one billion two hundred fifty one million three thousand and fourteen Euro). On October 2, 2000, the management board (Vorstand) of Infineon resolved to increase Infineon's share capital by 704,000 Infineon Ordinary Shares from Infineon's authorized but unissued and unregistered capital. The number of shares and any authorized or contingent capital of Infineon at the date hereof is set forth in the Articles of Incorporation attached hereto as
Exhibit 2.1. All outstanding Infineon Ordinary Shares have been duly authorized and validly issued, fully paid and nonassessable. To the best of Infineon's knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of any Infineon Ordinary Shares.

     3.4 Valid Issuance of the Shares. The Infineon Shares, if and when
         ----------------------------
delivered in accordance with the terms hereof, will be duly and validly issued, fully paid, and nonassessable and will rank equally with all of the outstanding Infineon Ordinary Shares, and will be free and clear of any lien, pledge, security interest or other encumbrance, except for restrictions under United States federal or state securities laws. In accordance with the Articles of Incorporation attached hereto as Exhibit 2.1, the Infineon Shares are not subject to any preemptive rights that have not been properly excluded pursuant to German law and the Articles of Incorporation; subject to satisfaction of the procedural requirements of Sections 2.1 and 2.4, all consents, approvals, authorizations, orders, registrations and qualifications of or with any court or governmental agency or body, if any, and all corporate approvals and authorizations, required to be obtained or taken by Infineon for or in connection with the authorization, issuance and delivery of all or any of the Infineon Shares have been validly and sufficiently obtained or taken and are in full force and effect.

     3.5 No Breach, Violation or Default. The execution and delivery of this
         -------------------------------
Agreement and the Transaction Agreements by Infineon do not, and the compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby by Infineon (including, without limitation, the issuance and delivery of the Infineon Shares and the subscription for and payment of the Ramtron Shares) will not, (i) conflict with, or constitute a breach or violation of, or a default under, the Articles of Incorporation, or (ii) conflict with, or constitute a breach or violation of or a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, any law, rule or regulation, any judgment, decree, order, governmental permit or license, or any contract, agreement, deed, indenture or instrument of Infineon or to which Infineon or any of its properties or assets is subject, the breach or violation or the default under which would individually or in the aggregate have a material adverse effect on the financial condition of Infineon taken as a whole or would materially impair the realization of the objects contemplated by this Agreement and the Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such contract, agreement, deed, indenture or instrument, other than such approvals or waivers as are referred to in Section 6 of this Agreement.

     3.6 No Consent or Approval Required. Other than (i) as required under the
         -------------------------------
HSR Act or any similar body of law of the European Union or any Member State thereof in connection with the issuance and delivery of the Infineon Shares,
(ii) filings required under German securities laws in connection with the Infineon Subscription and as contemplated by Section 2.4 and (iii) as required to effect the listing of the Infineon Shares on the Frankfurt Stock Exchange as contemplated by Section 7.2, no consent, approval or authorization of, or filing with, any third party, including any governmental or regulatory authority, is required for the valid authorization, execution and delivery by Infineon of this Agreement or for the valid authorization, issuance, sale and delivery of the Infineon Shares in accordance with the terms hereof.

     3.7 No Shareholder Vote. No vote or approval of any class or series of
         -------------------
capital stock of Infineon is necessary to approve the issuance of the Infineon Shares.

     3.8 Finders. Infineon represents and warrants that it has retained no
         -------
finder or broker in connection with the transactions contemplated by this Agreement.

     3.9 SEC Documents. Infineon has made available to Ramtron or its counsel
         -------------
correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by Infineon or any of its subsidiaries with the SEC on or after March 10, 2000 (the "Infineon SEC Documents"), which are all the documents (other than preliminary material) that Infineon was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Infineon SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact with respect to required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Infineon SEC Documents complied when filed in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Infineon has filed all documents and agreements which were required to be filed as exhibits to the Ramtron SEC Documents. Infineon has also made available to Ramtron or its counsel correct and complete copies of each report, schedule and registration statement filed by Infineon with the Frankfurt Stock Exchange, if not filed with the SEC, on or after March 13, 2000, which are all the documents (other than preliminary material) that Infineon was required to file with the Frankfurt Stock Exchange on or after such date.

     3.10 Infineon not a U.S. Person. Infineon is not a U.S. Person (as defined
          --------------------------
in Regulation S promulgated under the Securities Act).

     3.11 Infineon Investment Purpose. Infineon is acquiring the Ramtron Shares
          ---------------------------
for its own account, for investment purposes, and not with a view to obtaining control of the board of directors of Ramtron.

                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF RAMTRON

     Ramtron represents and warrants to Infineon as follows:

     4.1 Organization. Ramtron is a corporation duly organized and validly
         ------------
existing and in good standing under the laws of the State of Delaware.

     4.2 Authorization. Ramtron has all requisite corporate power to enter into
         -------------
this Agreement and the Transaction Agreements and all other documents, agreements and instruments to be executed by Ramtron and delivered to Infineon in connection with the Ramtron Subscription and the Infineon Subscription and the performance by Ramtron of its obligations hereunder, and will have on the Initial Closing Date all requisite corporate power to issue, sell and deliver the Ramtron Shares and to carry out and perform its obligations under the terms of this Agreement. This Agreement and the Transaction Agreements constitute Ramtron's valid and legally binding obligation, enforceable against Ramtron in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and the execution, delivery and performance of this Agreement and the Transaction Agreements by Ramtron and the issuance, sale and delivery of the Ramtron Shares have been duly authorized by all necessary corporate action.

     4.3 Ramtron Shares. The authorized capital stock of Ramtron consists of
         --------------
50,000,000 shares of Ramtron Common Stock and 10,000,000 shares, par value $.01 per share, of Preferred Stock (the "Ramtron Preferred Stock"). As of the date hereof, 17,476,488 shares of Ramtron Common Stock were issued and outstanding and 907 shares of Ramtron Preferred Stock were issued and outstanding. All outstanding shares of Ramtron Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of Ramtron Common Stock issuable pursuant to the terms of this Agreement, if and when paid for and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, pledge, security interest, claim or other encumbrance, except for restrictions under United States federal or state securities laws. Except as disclosed on Schedule 4.3 hereto, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which Ramtron or of any subsidiary of Ramtron is a party or by which Ramtron or any of subsidiary of Ramtron is bound obligating Ramtron or any of subsidiary of Ramtron to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Ramtron or any of subsidiary of Ramtron or securities convertible into or exchangeable for shares of capital stock of Ramtron or of any subsidiary of Ramtron, or obligating Ramtron or any subsidiary of Ramtron to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement.

     4.4 No Breach, Violation or Default. The execution and delivery of this
         -------------------------------
Agreement and the Transaction Agreements by Ramtron do not, and the compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby by Ramtron (including, without limitation, the issuance and delivery of the Ramtron Shares and the subscription for and payment of the Infineon Shares) will not, (i) conflict with, or constitute a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Ramtron, or (ii) conflict with, or constitute a breach or violation of or a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, any law, rule or regulation, any judgment, decree, order, governmental permit or license, or any contract, agreement, deed, indenture or instrument of Ramtron or to which Ramtron or any of its properties or assets is subject, the breach or violation or the default under which would individually or in the aggregate have a material adverse effect on the financial condition of Ramtron taken as a whole or would materially impair the realization of the objects contemplated by this Agreement and the Transaction Agreements, and (iii) the consummation of the transactions contemplated hereby and thereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such contract, agreement, deed, indenture or instrument, other than such approvals or waivers as are referred to in Section 6 of this Agreement, including the consent of National Electrical Benefit Fund ("NEBF") pursuant to the Amended and Restated Loan Agreement between Ramtron and NEBF, dated August 6, 1999 (the "NEBF Loan Agreement").

     4.5 No Consent or Approval Required. Other than as required (i) under the
         -------------------------------
HSR Act or any similar body of law of the European Union or any Member State thereof, and (ii) as required under German securities laws to effect the listing of the Infineon Shares on the Frankfurt Stock Exchange as contemplated by
Section 7.2, in each case in connection with the sale and delivery of the Ramtron Shares to Infineon, no consent, approval or authorization of, or filing with, any third party, including any governmental or regulatory authority, is required for the valid authorization, execution, delivery and performance by Ramtron of this Agreement or for the valid authorization, issuance, sale and delivery of the Ramtron Shares in accordance with the terms hereof.

     4.6 No Shareholder Vote. No vote or approval of any class or series of
         -------------------
capital stock of Ramtron is necessary to approve the issuance of the Ramtron Cash Shares and the Ramtron Stock Shares.

     4.7 Investment Experience. Ramtron (i) has such knowledge, sophistication
         ---------------------
and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Infineon Shares, and has so evaluated the merits and risks of such investment; and (ii) is able to bear the economic risk of an investment in the Infineon Shares.

     4.8 Restricted Securities. (a) Ramtron is an Accredited Investor, (1) is
         ---------------------
acquiring the Infineon Shares being issued to it for its own account, (2) is not acquiring such securities with a view to any resale or distribution thereof other than in accordance with the restrictions set forth below and (3) is not a party to any agreement or arrangement to sell or transfer any of the Infineon Shares to any person; and

     (b) the Infineon Shares have not been registered under the Securities Act, will be "restricted securities" under the Securities Act and under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in accordance with the restrictions on transfer set forth on the legend set forth thereon.

     4.9 Legends. (a) Each Infineon Share Certificate will bear a legend to the
         -------
following effect unless Infineon determines otherwise in compliance with applicable law:

THE ORDINARY SHARES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), HAVE BEEN ACQUIRED FOR INVESTMENT FOR RAMTRON'S OWN ACCOUNT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (2) WITHIN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF ALL RELEVANT JURISDICTIONS.

Notwithstanding the foregoing, Ramtron shall have the right, upon written request to Infineon on or after termination of all applicable limitations on transfer with respect to any Shares, to receive from Infineon, without expense, new Infineon Share Certificates omitting any legend if (i) the limitations have terminated, (ii) Clearstream has rejected the Infineon Share Certificates for deposit or for inclusion into the collective safe deposit and clearing system (Girosammelverwahrung) or (iii) such legend adversely affects the due delivery of the Infineon Shares in case of their transfer and sale on the Frankfurt Stock Exchange (Borsenma(beta)ige Lieferbarkeit) in accordance with the transfer restrictions set forth in the legend. Infineon agrees that Ramtron may deposit the Infineon Share Certificates, and any new Infineon Share Certificates, with Clearstream.

     4.10 Finders. Ramtron represents and warrants that it has retained no
          -------
finder or broker in connection with the transactions contemplated by this Agreement.

     4.11 SEC Documents. Ramtron has made available to Infineon or its counsel
          -------------
correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by Ramtron or any of its subsidiaries with the SEC on or after December 14, 1997 (the "Ramtron SEC Documents"), which are all the documents (other than preliminary material) that Ramtron was required to file with the SEC on or after such date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Ramtron SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Ramtron SEC Documents complied when filed in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Ramtron has filed all documents and agreements that were required to be filed as exhibits to the Ramtron SEC Documents.

     4.12 Intellectual Property.
          ---------------------

(a) Except as disclosed in the Ramtron SEC Documents, Ramtron owns or has the right to use all material Intellectual Property Rights necessary or required for the operation of the business of Ramtron as currently conducted or to manufacture products or to sell services currently under development by Ramtron (collectively, "Ramtron IP Rights"), and has the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other Person or party. The Ramtron IP Rights constitute all Intellectual Property Rights necessary for the conduct of its businesses in the manner conducted immediately prior to the Initial Closing Date. Subject to NEBF's security interest in the Ramtron IP Rights, all Ramtron IP Rights are either owned by Ramtron free and clear of all liens and encumbrances or are used pursuant to a license agreement; each such Ramtron IP Right, including patents granted to Ramtron, has been validly granted to Ramtron or properly registered by Ramtron; each such license agreement is valid and enforceable and in full force and effect; Ramtron is not in material default thereunder; and to the knowledge of Ramtron, no corresponding licensor is in material default thereunder. Except as disclosed in the Ramtron SEC Documents, none of the Ramtron IP Rights infringes or otherwise conflicts with any Intellectual Property Rights or other right of any Person; there is no pending or, to the knowledge of Ramtron, threatened (in writing) litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Ramtron IP Rights; there is no outstanding order relating to any Ramtron IP Rights; to the knowledge of Ramtron, there is currently no infringement by any Person of any Ramtron IP Rights; and the Ramtron IP Rights owned, used or possessed by Ramtron are sufficient and adequate to conduct the business of Ramtron to the full extent as such business is currently conducted.

     (b) Ramtron has taken reasonable steps to protect, maintain and safeguard the Ramtron IP Rights, including any Ramtron IP Rights for which improper or unauthorized disclosure would impair its value or validity materially, and has executed and required appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

     (c) No material confidential or trade secret information of Ramtron has been provided to any Person except subject to written confidentiality agreements, except for any such disclosure which has not resulted and is not reasonably likely to result in a Material Adverse Effect on Ramtron.

     (d) Other than the contractual parties having agreements with Ramtron or EMS, all of which have been disclosed in the Ramtron SEC Documents, and licensed distributors of Ramtron Products acting in the ordinary course of business, (i) no third party has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the products or services offered by Ramtron (the "Ramtron Products") or any adaptations, translations, or derivative works based on the Ramtron Products, or any portion thereof; (ii) Ramtron has not granted to any third party any exclusive rights of any kind with respect to any of the Ramtron Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Ramtron Products; and (iii) Ramtron has not granted any third party any right to market any product utilizing any Ramtron Product under any "private label" arrangements pursuant to which Ramtron is not identified as the source of such goods. No third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the Ramtron Products are a derivative work.

     (e) Except as is not reasonably likely to have a Material Adverse Effect on Ramtron, each of the Ramtron Products: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to Ramtron's business; and (ii) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

     4.13 Takeover Statutes. No Takeover Statute, other than Section 203 of the
          -----------------
Delaware General Corporation Law, or any anti-takeover provision in Ramtron's Certificate of Incorporation or Bylaws, is applicable to Infineon or the transactions contemplated by this Agreement or the Transaction Agreements.

                                    SECTION 5

                                    COVENANTS

     5.1 Ramtron Transfer Restrictions. (a) Ramtron shall not Transfer or
         -----------------------------
otherwise dispose of any interest in any of the Infineon Shares (i) at any time in violation of the legend appearing on the face thereof and (ii) for a period of six (6) months following the Initial Closing Date (the "Holding Period").

     (b) Subject to the other transfer restrictions set forth herein, Ramtron may:

     (i) commencing on the date six (6) months from the Initial Closing Date, Transfer up to 25% of the Infineon Shares acquired hereunder;

     (ii) commencing on the date nine (9) months from the Initial Closing Date, Transfer up to an additional 25% of the Infineon Shares acquired hereunder;

     (iii) commencing on the date twelve (12) months from the Initial Closing Date, Transfer up to an additional 25% of the Infineon Shares acquired hereunder; and

     (iv) commencing on the date eighteen (18) months from the Initial Closing Date, Transfer the remaining 25% of the Infineon Shares acquired hereunder.

     (c) Ramtron agrees that:

     (i) Ramtron is an Accredited Investor, (1) acquiring the Infineon Shares being issued to it for its own account, (2) is not acquiring such securities with a view to any resale or distribution thereof other than in accordance with the restrictions set forth in this Agreement and (3) is not a party to any agreement or arrangement to Transfer any of the Infineon Shares to any person; and

     (ii) the Infineon Shares have not been registered under the Securities Act, will be "restricted securities" under the Securities Act and under such laws and applicable regulations it will resell such Infineon Shares without registration under the Securities Act only in accordance with the restrictions on transfer set forth on the legend set forth thereon, or in accordance with the restrictions on transfer that would have been set forth on the legend thereon but for the removal of all or part of the legend in accordance with Section 4.9;

     (d) Notwithstanding anything to the contrary contained in Section 5.1(a), Ramtron may transfer all or a portion of the Infineon Shares to any majority-owned subsidiary of Ramtron provided such subsidiary agrees to be bound by the terms and conditions of this Agreement as if it were Ramtron. Any such transfer shall not release Ramtron from any of the obligations undertaken hereunder.

     (e) Within ten (10) Business Days after any transfer by Ramtron of the Infineon Shares, Ramtron shall furnish Infineon with a certificate of its duly authorized representative to the effect set forth in Annex III certifying on behalf of Ramtron that such transfer of Infineon Shares has been effected in accordance with the restrictions on transfer set forth in the legend contained in Section 4.9.

     5.2 Infineon Transfer Restrictions. (a) Infineon shall not Transfer or
         ------------------------------
otherwise dispose of any interest in any of the Ramtron Shares at any time in violation of the legend appearing thereon. In addition, from the Initial Closing Date until the earlier of (i) the date that is twelve (12) months following the Initial Closing Date, (ii) the date on which (A) a Change of Control of Ramtron shall have occurred, (B) Ramtron shall have publicly announced, directly or indirectly, its recommendation or support for a transaction that would constitute a Change of Control of Ramtron, or (C) a third party shall have publicly announced, directly or indirectly, its intention to launch an unsolicited bid or offer or transaction that would result in a Change of Control of Ramtron or (iii) the date on which Ramtron settles, without the consent of Infineon, in a manner that would be materially adverse to Ramtron, as a whole, or Ramtron's rights to or ability to license and use the Ramtron Intellectual Property, or receives an adverse final and nonappealable judgment in its patent interference proceeding between Ramtron, National Semiconductor Corporation, and the United States Department of the Navy, Infineon shall not Transfer or otherwise dispose of any interest in any of the Ramtron Shares.

     (b) Subject to the other transfer restrictions set forth herein, Infineon may:

     (i) commencing on the date twelve (12) months from the Initial Closing Date, Transfer up to 50% of the Ramtron Shares acquired hereunder; and

     (ii) commencing on the date eighteen (18) months from the Initial Closing Date, Transfer the remaining 50% of the Ramtron Shares acquired hereunder.

     (c) Notwithstanding anything to the contrary contained in Section 5.2(a), Infineon may transfer all or a portion of the Ramtron Shares to any majority-owned subsidiary of Infineon provided such subsidiary agrees to be bound by the terms and conditions of this Agreement as if it were Infineon. Any such transfer shall not release Infineon from any of the obligations undertaken hereunder.

     5.3 HSR Act. Ramtron and Infineon agree to take all reasonable efforts to
         -------
effect any and all necessary registrations and filings including, but not limited to, any filings under the HSR Act or any similar body of law of the European Union or any Member State thereof, and submissions of information requested by governmental authorities, and to obtain early termination of any applicable waiting period under the HSR Act.

     5.4 Resales in Germany. Subject to the transfer restrictions set forth in
         ------------------
Section 5.1, Ramtron shall have the right to resell the Infineon Shares and to demand that Infineon register the Infineon Shares pursuant to Section 45 No. 3b of the German Exchange Admission Act (Borsenzulassungsverordnung), which demand Infineon shall honor in accordance with Section 7.2.

     5.5 Notification of Non-Clearance. In the event that either party receives
         -----------------------------
formal notification from the FTC, the DOJ or comparable regulatory authority in Europe that HSR Clearance or analogous clearance in Europe will not be forthcoming on terms reasonably acceptable to such party, such party will provide prompt notice to the other party. Following receipt of such notification, either party (provided such party is not in breach of Section 5.3) may terminate the Agreement on five (5) Business Days' notice to the other party.

                                   SECTION 6

                                   CONDITIONS

     6.1 Conditions to Ramtron's Obligations. Ramtron's obligations to effect
         -----------------------------------
the Initial Closing is subject to the satisfaction or waiver of each of the following conditions:

     (a) The representations and warranties of Infineon contained in this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date); and Ramtron shall have received a signed certificate of Infineon to the foregoing effect.

     (b) Infineon shall have performed or complied in all material respects with all covenants required under this Agreement to be performed or complied with by Infineon at or prior to Infineon Subscription; and Ramtron shall have received a signed certificate of Infineon to the foregoing effect.

     (c) At Ramtron Subscription, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the Transaction Agreements.

     (d) All filings required under the HSR Act and under any similar body of law of the European Union or any Member State thereof shall have been made and HSR Clearance and any analogous clearance required in Europe shall have been obtained.

     (e) Ramtron shall have received the Ramtron Subscription Form duly executed and delivered by Infineon in accordance with Section 2.3.

     (f) Each of the Transaction Agreements entered into concurrently herewith shall have been duly authorized, executed and delivered by Infineon, shall constitute a valid and legally binding obligation of Infineon and are in full force and effect in accordance with their respective terms and not subject to termination except in accordance with their respective terms.

     (g) Ramtron shall have received the opinion of counsel to Infineon to the effect that, assuming that the Registration has been effected and the Infineon Shares have been listed on the Frankfurt Stock Exchange, the Infineon Shares will be validly issued Infineon Ordinary Shares, and freely tradeable on the Frankfurt Stock Exchange.

     (h) Ramtron shall have obtained the consent of NEBF to Ramtron's entering into this Agreement and the transactions contemplated hereby.

     6.2 Conditions to Infineon's Obligations. Infineon's obligation to effect
         ------------------------------------
the Initial Closing is subject to the satisfaction or waiver of each of the following conditions:

     (a) The representations and warranties of Ramtron contained in this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date); and Infineon shall have received a signed certificate of Ramtron to the foregoing effect.

     (b) Ramtron shall have performed or complied in all material respects with all covenants required under this Agreement to be performed or complied with by Ramtron at or prior to Infineon Subscription; and Infineon shall have received a signed certificate of Ramtron to the foregoing effect.

     (c) At Infineon Subscription, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

     (d) All filings required under the HSR Act or under any similar body of law of the European Union or any Member State thereof shall have been made and HSR Clearance and any analogous clearance required in Europe shall have been obtained.

     (e) Infineon shall have received the Infineon Subscription Form duly executed and delivered by Ramtron in accordance with Section 2.3.

     (f) Each of the Transaction Agreements entered into concurrently herewith shall have been duly authorized, executed and delivered by Ramtron, shall constitute a valid and legally binding obligation of Ramtron and are in full force and effect in accordance with their respective terms and not subject to termination except in accordance with their respective terms.

     (g) Infineon shall have received one or more opinions of counsel to Ramtron substantially in the form attached hereto as Exhibit B.

     (h) Ramtron shall have obtained, and Infineon shall have received a copy thereof, the consent of NEBF to Ramtron's entering into this Agreement and the transactions contemplated hereby.

     (i) Ramtron shall have obtained, and Infineon shall have received a copy thereof, the written confirmation of the National Association of Securities Dealers to the effect that, based on the terms of transactions contemplated by this Agreement, Infineon's acquisition of the Ramtron Cash Shares and the Ramtron Stock Shares shall not constitute a change of control for purposes of Rule 4350(i)(1)(B) of the NASD Manual and shall not require Ramtron Shareholder approval under Rule 4350(i)(1)(C) and Rule 4350(i)(1)(D) of the NASD Manual.

     6.3 Obligations to Effect Registration. The obligations of Infineon to
         ----------------------------------
effect the Registration shall be subject to satisfaction or waiver of each of the following conditions:

     (a) The Initial Closing shall have occurred.

     (b) Infineon shall have received a written confirmation
(Werthaltigkeitsbescheinigung) by an independent auditor that the Ramtron Stock Shares contributed to Infineon in accordance with this Agreement have an aggregate value of at least 2 [] (two EURO) per Infineon Share to be issued in accordance with this Agreement.

     (c) Each of the Transaction Agreements shall be in full force and effect in accordance with their respective terms and not subject to termination except in accordance with their terms.

     6.4 Conditions to Infineon's and Ramtron's Obligations to Effect the Final
         ----------------------------------------------------------------------
Stock Closing. The respective obligations of Infineon and Ramtron to effect the
-------------
Final Stock Closing are subject to the satisfaction or waiver of each of the following conditions:

     (a) The Registration shall have been effected.

     (b) The listing of the Infineon Shares on the Frankfurt Stock Exchange and the information relating to the listing of the Infineon Shares shall have been published in Germany as required by applicable law.

     (c) There shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the Transaction Agreements.

     6.5 Final Date. If the Final Stock Closing has not occurred on or before
         ----------
March 15, 2001, either party may terminate its obligations to effect the Final Stock Closing.

                                   SECTION 7

                              ADDITIONAL AGREEMENTS

     7.1 Registration Rights Agreement. Prior to or concurrently with the
         -----------------------------
Initial Closing, Infineon and Ramtron shall enter into a Registration Rights Agreement in the form of Exhibit A hereto (the "Registration Rights Agreement").

     7.2 Listing of Infineon Shares. Infineon shall use all reasonable best
         --------------------------
efforts to cause the Infineon Shares to be acquired hereunder by Ramtron to be listed on the Frankfurt Stock Exchange promptly following the Registration.

     7.3 Infineon Board Representation. (a) As long as Infineon Beneficially
         -----------------------------
Owns a number of shares of Ramtron Common Stock equal to or greater than ten percent (10%) of the Outstanding Shares as of the Initial Closing Date, Infineon shall be entitled to designate two individuals (each, an "Infineon Director") to be a member of the board of directors of Ramtron. In the event that Infineon shall at any time cease to Beneficially Own a number of shares of Ramtron Common Stock equal to or greater than ten percent (10%) of the Outstanding Shares as of the Initial Closing Date, but continues to Beneficially Own a number of shares of Ramtron Common Stock equal to or greater than five percent (5%) of the Outstanding Shares as of the Initial Closing Date, Infineon shall thenceforth be entitled to designate one Infineon Director under this Section 7.3 and one Infineon Director shall immediately resign from the board of directors of Ramtron. In the event that Infineon shall at any time cease to Beneficially Own a number of shares of Ramtron Common Stock at least equal to five percent (5%) of the Outstanding Shares as of the Initial Closing Date, Infineon shall thenceforth not be entitled to designate any Infineon Directors under this
Section 7.3 and any incumbent Infineon Director shall immediately resign from the board of directors of Ramtron.

     (b) Prior to each meeting of Ramtron's stockholders for the election of directors to the board of directors of Ramtron at which the term of the incumbent Infineon Directors is to expire, Infineon shall give reasonable advance written notice to

Ramtron prior to the mailing of the proxy statement relating to such matters requesting that Ramtron include, and Ramtron shall include, the Infineon Director or Infineon Directors, as the case may be, as nominees for the slate of directors to be elected to the Board.

     (c) Ramtron shall nominate and use its reasonable best efforts to take and cause to be taken all necessary action (corporate and other) to cause the election to the board of directors of Ramtron of the Infineon Directors.

     (d) At Infineon's request, Ramtron shall cause at least one of the Infineon Directors to be elected to serve on each committee of the board of directors of Ramtron.

     7.4 Infineon Consent Rights. For so long as Infineon Beneficially Owns a
         -----------------------
number of shares of Ramtron Common Stock at least equal to five percent (5%) of the Outstanding Shares as of the Initial Closing Date, Ramtron shall not, and shall cause its affiliates not to, without the prior written consent of Infineon (which may be withheld for any reason):

     (a) materially encumber or permit to be materially encumbered (subject to continuation of the existing security interest and lien of NEBF) any of its (x) any intellectual property or other intangible assets or (y) any tangible assets which exceed 20% of the gross tangible assets of Ramtron except in the ordinary course of its business or with respect to Ramtron's headquarters at 1850 Ramtron Drive, Colorado Springs, Colorado;

     (b) make a disposition of (x) any material intellectual property or other intangible assets or (y) any tangible assets which exceed 20% of the gross tangible assets of Ramtron, except in the ordinary course of business consistent with past practice or with respect to Ramtron's headquarters at 1850 Ramtron Drive, Colorado Springs, Colorado;

     (c) make any material change in accounting practices, except for any such change required by reason of a concurrent change in U.S. GAAP;

     (d) issue shares (or warrants or other convertible or derivative equity securities) in one or a series of related issuances which represent 20% or more of the total shares outstanding and eligible to vote in the election of directors immediately prior to such transaction(s);

     (e) merge, consolidate or reorganize with, or acquire any entity in one or more transactions which together constitute a Material Transaction;

     (f) amend its Certificate of Incorporation or amend its Bylaws in a manner that would adversely affect the rights of Infineon hereunder;

     (g) declare an extraordinary dividend;

          (h) incur indebtedness or make guarantees in an amount in excess of 20% of the gross tangible assets of Ramtron, other than in the ordinary course of business or with respect to Ramtron's headquarters at 1850 Ramtron Drive, Colorado Springs, Colorado;

     (i) increase the number of directors which shall constitute the board of directors of Ramtron above eight (8); or

     (j) agree to do, or enter into negotiations with respect to, any of the things described in the preceding clauses in this Section 7.4.

     7.5 Pre-emptive Rights. (a) Notice; Exercise; Closing. Subject to Section
         ------------------      -------------------------
7.5(c), if Ramtron proposes to issue, grant or sell shares of Ramtron Common Stock, Ramtron shall give to Infineon a written notice (a "Top Up Notice") setting forth in reasonable detail the per share consideration (including, in the case of any convertible or derivative security, the issue consideration pro rated per share for such security) and other terms on which such shares of Ramtron Common Stock are proposed to be issued, granted or sold and the amount thereof proposed to be issued, granted or sold. Infineon shall thereafter have the preemptive right, exercisable by notice to Ramtron no later than 15 days after Ramtron's notice is given, to purchase up to such number of shares of Ramtron Common Stock so that, after giving effect to such issuance, grant or sale and the preemptive subscription by Infineon, Infineon, together with its affiliates and associates, will Beneficially Own in the aggregate the same proportion of the Outstanding Shares of Ramtron Common Stock Beneficially Owned as of the date of the immediately preceding Top Up Notice (or the date of this Agreement, if no Top Up Notice has yet been required to be delivered), for the consideration in cash and on the other terms set forth in Ramtron's notice. Any written notice by Infineon exercising the right to purchase shares of Ramtron Common Stock pursuant to this Section shall constitute an irrevocable commitment to purchase from Ramtron the shares specified in such notice, subject to the maximum set forth in the preceding sentence. The closing of the purchase of shares by Infineon shall, to the extent legally practicable, take place at the same time and place as the closing of such issuance, grant or sale to the Persons giving rise to the preemptive rights set forth in this Section 7.5 and if not at the same time shall take place as soon thereafter as is practicable; provided that such closing shall, to the extent applicable, be conditioned upon
--------
the expiration or termination of any waiting period under the HSR Act or under any similar body of law of the European Union or any Member State thereof, and the making of any necessary filings with and obtaining of any approvals from any governmental entities except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Ramtron. At such closing, (i) Ramtron shall deliver to Infineon certificates representing the shares being subscribed, and such shares will be validly issued, fully paid and nonassessable, (ii) Infineon shall deliver to Ramtron the consideration to be paid for such shares and (iii) Infineon and Ramtron shall execute such other documents and take such other action as shall be reasonably necessary to consummate the subscription of such shares.

     (b) Non-Exercise. From the expiration of the 15-day period first referred
         ------------
to in the foregoing paragraph (a) and for a period of 90 days thereafter, Ramtron may offer, issue, grant and sell to any Person up to the amount of shares set forth in Ramtron's notice relating to such shares for a price and other terms no less favorable to Ramtron, and including no less cash, than those set forth in such notice; provided, however, that Ramtron may not issue, grant or sell shares in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by Infineon upon exercise of its preemptive rights without granting Infineon the preemptive rights in this Section 7.5 with respect to such greater amount of shares.

     (c) Threshold. The requirement of this Section 7.5 shall not apply until
         ---------
such time as any sale, grant or issuance of shares of Ramtron Common Stock that, together with any previous sales, grants or issuances occurring since the date of the immediately preceding Top-Up Notice (or the date of this Agreement, if no Top-Up Notice has yet been required to be delivered) was provided to Infineon pursuant to Section 7.5(a), excluding sales, grants or issuances of shares of Ramtron Common Stock pursuant to the grant or exercise of employee, management or director stock options in accordance with Ramtron's past practices and issuances of shares of Ramtron Common Stock pursuant to the convertible securities listed on Schedule 4.3 of this Agreement, exceeds 3% of the Outstanding Shares as of the date on which such immediately preceding Top-Up Notice was last delivered (or the date of this Agreement, if no Top-Up Notice has yet been required to be delivered).

     (d) Non-Cash Valuation. In the event that any offer, issue, grant or sale
         ------------------
includes or is proposed to include any non-cash consideration, Ramtron and Infineon shall in good faith seek to agree upon the value of such non-cash consideration. If Ramtron and Infineon fail to agree on such value during the 15-day period contemplated by paragraph (a) of this Section, then Ramtron shall refer the items in dispute to a nationally recognized investment banking firm that is selected by Ramtron's board of directors and that shall make a final and binding determination within 10 days. The value of any securities shall be the fair market value of such securities and the value of any property other than securities shall be the fair market value of such property. If a determination under this paragraph (d) is required, any deadline for acceptance provided for in this Section shall be postponed until the fifth Business Day after the date of such determination. Whichever of Infineon or Ramtron whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the expenses of such investment banking firm. All determinations made pursuant to this paragraph (d) shall be final and binding on Infineon and Ramtron.

     (e) HSR Condition. If in the reasonable judgment of Infineon, Infineon's
         -------------
acquisition of shares of Ramtron Common Stock upon exercise of its rights under this Section would require a filing under the HSR Act or under any similar body of law of the European Union or any Member State thereof, Ramtron and Infineon each will take such actions as may be required promptly to comply with the requirements of the HSR Act or under any similar body of law of the European Union or any Member State thereof relating to the filing and furnishing of information (an "HSR Report") to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") or the appropriate governmental authority, such actions to include (i) preparing and cooperating with each other in preparing the HSR Report to be filed by or on behalf of each of them so as to avoid errors or inconsistencies between their HSR Reports in the description of the reported transaction and to permit the filing of their HSR Reports in a timely fashion,
(ii) complying with any request for additional documents or information made by the FTC, the DOJ or any other governmental entity or by any court and assisting the other in so complying and (iii) causing all Persons which are part of the same "person" (as defined for purposes of the HSR Act) as such party to cooperate and assist in such compliance. Ramtron and Infineon each will pay any costs that it incurs in complying with the obligations set forth in this paragraph. It will be a condition precedent to the acquisition of shares of Ramtron Common Stock by Infineon that either (i) no filing under the HSR Act or under any similar body of law of the European Union or any Member State thereof by Infineon is required in connection with such acquisition or (ii) any applicable waiting period under the HSR Act or under any similar body of law of the European Union or any Member State thereof has expired or been terminated. If the applicable waiting period under the HSR Act or under any similar body of law of the European Union or any Member State thereof has not expired or been terminated within 180 days after filing of the HSR Report or if Infineon and Ramtron agree to withdraw the HSR Report, then Ramtron will use its reasonable best efforts to afford to Infineon the benefits intended to be provided by this Section by granting to Infineon the right to acquire, on the same terms as the securities originally to be acquired, other securities of (e) Ramtron having substantially the same rights, privileges and preferences as the securities originally to be acquired, except that such other securities will not possess voting rights and will be convertible into the shares that Infineon was to acquire pursuant to this Section 7.5.

     7.6 Ramtron Shareholder Rights Agreement. At a duly called meeting of the
         ------------------------------------
board of directors of Ramtron held within three (3) months from the date of this Agreement, the board of directors of Ramtron shall consider adopting a Stockholder Protection Rights Agreement (the "Ramtron Rights Agreement"), in light of the fiduciary duties of the board and whether the adoption of a Ramtron Rights Agreement is fair to, advisable and in the best interests of the Ramtron and its stockholders. In the event that Ramtron adopts a Ramtron Rights Agreement, it shall be in a form reasonably acceptable to Infineon, and shall, among other things, provide for an exception to the definition of "Acquiring Person" to exclude therefrom Infineon and its affiliates (together, the "Grandfathered Entities"). In addition, from and after the date of any adoption, Ramtron shall not (i) amend or supplement the Ramtron Rights Agreement in any manner which would adversely affect the rights of the Grandfathered Entities thereunder or (ii) adopt or implement any other stockholder protection rights agreement or any similar plan or arrangement unless such agreement, plan or arrangement is in no way less favorable to the Grandfathered Entities than the Ramtron Rights Agreement.

     7.7 Takeover Statute. If any Takeover Statute is or may become applicable
         ----------------
to the transactions contemplated by this Agreement, Ramtron and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     7.8 EMS Right of First Offer. (a) Right of First Offer. For so long as
         ------------------------
Infineon Beneficially Owns a number of shares of Ramtron Common Stock equal to or greater than five percent (5%) of the Outstanding Shares as of the Initial Closing Date, (the "Right of First Offer Period"), if Ramtron or any of its affiliates propose to Transfer Beneficial Ownership of any shares of capital stock of Enhanced Memory Systems, Inc., a Delaware corporation and majority-owned subsidiary of Ramtron ("EMS"), Ramtron shall give Infineon the opportunity, in the following manner, to purchase such shares of capital stock of EMS and shall not effect any proposed Transfer without complying with the following procedures:

     (b) Notice; Consultation. Ramtron shall give written notice (the "Right of
         --------------------
First Offer Notice") to Infineon of its or any of its affiliates' intent to Transfer such shares of capital stock of EMS, (the "First Offer Shares") and, if known, the identity of proposed transferees. For a period of 30 days following Infineon's receipt of a First Offer Notice, Ramtron or such affiliate shall discuss in good faith with Infineon the possibility (b) of effecting such a transaction with Infineon, and during such 30-day period, Ramtron or such affiliate shall negotiate in good faith and exclusively with Infineon to determine whether it is possible to agree to such a transaction with Infineon, but neither party shall be obligated to enter into any agreement to do so.

     (c) Infineon Offer; Acceptance. In the event that Ramtron or such affiliate
         --------------------------
and Infineon shall not have agreed on the terms of a transaction with respect to the First Offer Shares, Infineon shall, at or prior to the conclusion of such 15-day period, deliver to Ramtron either (i) a statement of Infineon's final offer price with respect to the First Offer Shares (an "Infineon First Offer Notice"), which notice shall constitute a bona fide offer by Infineon to Ramtron or such affiliate to acquire all of the First Offer Shares at such price, or
(ii) a written notice stating that Infineon is not interested in making a final offer for the First Offer Shares (an "Infineon First Offer Rejection Notice"). In the event that Ramtron or such Affiliate elects to sell the First Offer Shares to Infineon pursuant to the Infineon Offer Notice, it shall provide written notice to such effect (a "Ramtron Acceptance Notice") to Infineon within 10 days of receipt of the Infineon First Offer Notice. The closing of any purchase by and sale to Infineon of the First Refusal Shares shall take place, to the extent legally practicable, on such date that is no less than 5 and no more than 30 days following the date of the Infineon Acceptance Notice, as Infineon and Ramtron shall mutually agree. At such closing: (i) Ramtron shall deliver to Infineon certificates representing the First Offer Shares being sold, free and clear of any lien; (ii) Infineon shall deliver to Ramtron the consideration to be paid for such First Offer Shares in accordance with Section 7.8(b); and (iii) Ramtron and Infineon shall execute or cause to be executed such other documents and take or cause to be taken such other actions as shall be reasonably necessary to consummate the purchase and sale of the First Offer Shares on the terms contemplated by the Offer Terms and the other terms and conditions set forth in this Section 7.8. Infineon and Ramtron each will pay any costs that it incurs in complying with the obligations set forth in this paragraph. In the event that Ramtron or such affiliate elects not to sell the First Offer Shares to Infineon pursuant to the Infineon Offer Notice, it shall provide written notice to such effect (an "Ramtron Rejection Notice") within 10 days of receipt of the Infineon Offer Notice.

     (d) Transfers to Third Parties. In the event that the First Offer Shares
         --------------------------
are not acquired by Infineon pursuant to Section 7.9(b), for a period of one hundred twenty (120) days from the date of delivery of either (i) a Ramtron Rejection Notice or (ii) an Infineon Rejection Notice, Ramtron or such affiliate shall be free to negotiate and to initiate and hold discussions with other potential purchasers, and to consummate a sale of any or all of the First Offer Shares to one or more third parties; provided, however, that if Infineon has delivered a Infineon Offer Notice, the purchase price of such First Offer Shares payable by each such third party must be at least equal to the purchase price thereof set forth in such Infineon Offer Notice, with non-cash consideration valued by the Ramtron board of directors in good faith, and all other terms and conditions shall not be materially less favorable to Ramtron or such affiliate than those contained in the Infineon Offer Notice; provided, further, that if the closing of any such purchase is subject to the making of any necessary filings with, the expiration of any applicable waiting periods imposed by, or obtaining any approvals from, any governmental entities, such purchase may be consummated at any time prior to 15 days after the expiration of such waiting period or the granting of such consent or approval, as the case may be.

     (e) Subsequent Application. If Ramtron or such Affiliate shall not have
         ----------------------
consummated the Transfer of all of the First Offer Shares prior to the expiration of the period specified in the foregoing paragraph (c), then the provisions of this Section 7.9 shall again apply, and Ramtron or such Affiliate shall not Transfer any of such shares of capital stock of EMS without again complying with this Section.

     7.9 Infineon Standstill. (a) From the Initial Closing Date until the
         -------------------
earlier of (i) the date eighteen (18) months after the Initial Closing Date,
(ii) the date on which (A) a Change of Control of Ramtron shall have occurred,
(B) Ramtron shall have publicly announced, directly or indirectly, its willingness to recommend or support a transaction that would constitute a Change of Control of Ramtron, or (C) a third party shall have publicly announced, directly or indirectly, its intention to launch or commence an unsolicited bid or offer or transaction that would result in a Change of Control of Ramtron, or
(iii) the date on which Ramtron settles, without the consent of Infineon, in a manner that would be materially adverse to Ramtron, as a whole, or Ramtron's rights to or ability to license and use the Ramtron Intellectual Property, or receives an adverse, final and nonappealable judgment in its patent interference proceeding between Ramtron, National Semiconductor Corporation, and the United States Department of the Navy, Infineon, without the prior written consent of Ramtron, shall not, and shall not suffer or permit any subsidiaries of Infineon to, whether acting alone or in concert with others, except for the Ramtron Shares issued to Infineon in connection with this Agreement, acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase, gift or otherwise, Beneficial Ownership of any shares of Ramtron Common Stock (the "Stock Limitation").

     (b) No violation of Section 7.9 shall be deemed to occur as a result of the acquisition by Infineon, or any affiliate or associate of Infineon, of Beneficial Ownership of shares of Ramtron Common Stock in excess of the Stock Limitation (i) as a result of (A) any stock repurchase or similar transaction undertaken by Ramtron or its affiliates that shall cause Infineon's percentage ownership in the Outstanding Shares to exceed the Stock Limitation even though the number of Shares Beneficially Owned by Infineon and its affiliates and associates remains unchanged; (B) any acquisition of voting securities of another corporation by Infineon or any affiliate or associate of Infineon in a bona fide acquisition of a business, the primary purpose of which is not to acquire shares of Ramtron Common Stock, which results in Infineon or any such affiliate or associate becoming the Beneficial Owner of additional shares of Ramtron Common Stock; (C) any stock split, stock dividend or other distribution relating to shares of Ramtron Common Stock; or (D) pursuant to Section 7.5 of this Agreement; or (ii) in the event that Ramtron invites, requests or otherwise solicits Infineon or any of its affiliates or associates to acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of such shares of Ramtron Common Stock.

     7.10 Ramtron Right of First Refusal.
          ------------------------------

     (a) For so long as Infineon Beneficially Owns a number of shares of Ramtron Common Stock equal to or greater than five percent (5%) of the Outstanding Shares, if Infineon proposes to Transfer Beneficial Ownership of an amount Ramtron Shares (the "First Refusal Shares") greater than 1% of the Outstanding Shares to a Person other than an Affiliate of an Infineon, Infineon shall give Ramtron three (3) Business Days advance written notice (the "First Refusal Notice") of its intent to make such Transfer and the amount of First Refusal Shares to be Transferred.

     (b) Ramtron may elect, in its sole discretion, to purchase the First Refusal Shares specified in such notice, by providing written notice to Infineon of its intent to do so within three Business Days of its receipt of the First Refusal Notice (the "Ramtron Acceptance Notice"), which shall state that Ramtron is electing to purchase all of such First Refusal Shares, at a price equal to the Average Closing Price of such First Refusal Shares as of the date on which the First Refusal Notice was sent. If Ramtron elects to purchase such Shares, the closing for such purchase shall be on the third Business Day following delivery of the Ramtron Acceptance Notice, at which time Ramtron shall pay for the First Refusal Shares and Infineon shall deliver the First Refusal Shares to Ramtron.

     (c) If Ramtron fails to elect to purchase all the First Refusal Shares specified in the First Refusal Notice within the three (3) day time period specified in paragraph (a) of this Section 7.10, then Infineon (i) shall be under no obligation to sell any of the First Refusal Shares to Ramtron, unless Infineon so elects, and (ii) may, within a period of 120 days from and after the date of the First Refusal Notice, Transfer up to all of the First Refusal Shares.

     (d) Subsequent Application. If Ramtron does not elect to purchase all the
         ----------------------
First Refusal Shares at a price equal to the Average Closing Price of such First Refusal Shares as of the date on which the First Refusal Notice was sent and Infineon shall not have consummated the Transfer of all of the First Refusal Shares to a third party or third parties prior to the expiration of the 120-day period specified in the foregoing paragraph (d), then the provisions of this
Section 7.10 shall again apply, and Infineon shall not Transfer any of such First Refusal Shares not so Transferred without again complying with this
Section 7.10.

                                   SECTION 8

                                 INDEMNIFICATION

     8.1 Survival of Representations, Warranties and Covenants. The
         -----------------------------------------------------
representations, warranties, and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall survive for a period of two (2) years following the execution and delivery hereof, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

     8.2 Indemnification of Ramtron. Subject to the limitations contained in
         --------------------------
this Section 8, Infineon shall defend, indemnify and hold harmless Ramtron and its respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Infineon in this Agreement, or (ii) the breach of any covenant or agreement made by Infineon in this Agreement.

     8.3 Indemnification of Infineon. Subject to the limitations contained in
         ---------------------------
this Section 8, Ramtron shall defend, indemnify and hold harmless Infineon and its respective officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by Ramtron in this Agreement, or (ii) the breach of any covenant or agreement made by Ramtron in this Agreement.

     8.4 Limitations on Indemnification. (a) Notwithstanding anything to the
         ------------------------------
contrary contained herein, neither Infineon, on the one hand, nor Ramtron, on the other hand, shall indemnify the other, as applicable, or any of their respective subsidiaries or any directors, officers, employees or agents of any of the foregoing, as applicable, for any Claims and Liabilities which such party(ies) would otherwise be entitled to indemnification pursuant to Section 8.2 or 8.3, unless the aggregate amount of all such Claims and Liabilities incurred by such party(ies) exceeds $500,000 (the "Deductible Amount"), in which event such party(ies) shall be liable only for the amount of such Claims and Liabilities which exceeds the Deductible Amount; provided, that the aggregate liability of Infineon, on the one hand, and Ramtron, on the other hand, under this Section 8 (other than with respect to any intentional or willful breach or failure to perform) shall in no event exceed $15,000,000.

     (b) Anything to the contrary notwithstanding, neither Infineon, on the one hand, nor Ramtron, on the other hand, shall indemnify the other, as applicable, or any of their respective subsidiaries or any directors, officers, employees or agents of any of the foregoing, as applicable, in respect of any Claims and Liabilities which are covered by insurance owned by such party(ies) to the extent that any net loss is reduced by such insurance. To the extent quantifiable, the parties shall make appropriate adjustments to take into account the tax benefits or costs in determining the amount of indemnification to be provided hereunder.

     8.5 Claims Procedure. In respect of any third-party claims for which
         ----------------

indemnification is sought hereunder, promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Section 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this
Section 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this
Section 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnity's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Section 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party; provided, however, that such settlement or
                                     --------  -------
compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided,
                                                                   --------
however, that if the Indemnitee shall fail to consent to the settlement of such
-------
a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement.

     8.6 Treatment of Indemnity Payments. Any payments pursuant to this Section
         -------------------------------
8 shall be made by wire transfer of immediately available funds.

     8.7 Exclusive Remedy. Each of the parties hereto acknowledges and agrees
         ----------------
that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Section 8, except that nothing in this Agreement shall be deemed, to constitute a waiver of (A) any injunctive or other equitable remedies or (B) any tort claims of, or causes of action arising from, intentional or fraudulent misrepresentation or deceit.

                                   SECTION 9

                                  MISCELLANEOUS

     9.1 Governing Law. This Agreement shall be governed in all respects by the
         -------------
laws of the State of New York, except with respect to matters relating to the authorization and issuance of the Infineon Shares and the Ramtron Shares, which shall be governed by the relevant laws of the Federal Republic of Germany and Delaware, respectively.

     9.2 Jurisdiction. (a) Infineon and Ramtron agree that any dispute based on
         ------------
any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall first be submitted to the following dispute settlement procedure:

     (i) the party wishing to resolve such dispute shall provide written notice to the other party outlining the nature of such dispute and a date, not less than fourteen (14) Business Days after the date of such notice, at which a Senior Director or more senior officer of Infineon and a Vice President or more senior officer of Ramtron shall meet at a mutually convenient location in order to attempt to resolve such dispute;

     (ii) if the senior management referred to in clause (i) above do not resolve the dispute, either party may make a written request within ten
     (10) Business Days following the meeting thereof for formal dispute resolution and specify the scope of the dispute in such request;

     (iii) within twenty (20) days after such written request, the parties agree that a Senior Director or more senior officer of Infineon and a Vice President or more senior officer of Ramtron shall meet for one day with an impartial mediator and consider dispute resolution alternatives; and

     (iv) if an alternative method of dispute resolution is not agreed upon within twenty (20) days after the one (1) day mediation, either party may proceed as set forth in Sub-sections (b) and (c) of this Section 9.

The language of any proceedings under this Sub-section (a) shall be the English language.

     (b) Subject to exhaustion of the remedies set forth in Sub-section (a) of this Section 9.2, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") in The City of New York, in accordance with the International Arbitration Rules of the AAA. Any dispute hereunder shall be resolved by majority decision of a panel of three arbitrators, one to be chosen by each party and the third to be chosen by mutual agreement of the parties. Either party shall have the option, in its sole discretion, to elect that the arbitration be conducted under the AAA Expedited Procedures in accordance with such rules. Judgment on the award rendered by the arbitrators may be entered in the United States federal district court for the Southern District of New York.

     (c) The parties shall bear their own costs in connection with any actions under Sub-Section (a) of this Section 9.2 and, save where there is a mediator or arbitrator ruling to the contrary, any reasonable expenses incurred by the prevailing party in connection with any mediated or arbitration-determined proceedings arising under this Agreement or the transactions contemplated hereby shall be reimbursed to such prevailing party by the losing party.

     9.3 Specific Enforcement. Infineon and Ramtron acknowledge and agree that
         --------------------
irreparable damage would occur in the event that the provisions of Section 5.1 or 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of
Section 5.1 and to enforce specifically the terms and provisions thereof in the United States federal district court for the Southern District of New York.

     9.4 Successors and Administrators. Except as otherwise expressly provided
         -----------------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other party.

     9.5 Third-Party Beneficiaries. Except as otherwise expressly provided
         -------------------------
herein, this Agreement will not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

     9.6 Entire Agreement; Amendment. This Agreement (including the Exhibits,
         ---------------------------
Schedule and Annexes hereto), the Transaction Agreements and the other documents delivered pursuant hereto or incorporated herein constitute the full and entire understanding and agreement between the parties and supercedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. The parties expressly acknowledge that in entering this agreement, they have not relied on any representations, written or unwritten, other than those expressly set forth herein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed on behalf of all parties hereto by their duly authorized representatives.

     9.7 Notices, Etc. All notices and other communications required or
         ------------
permitted hereunder shall be in writing and shall be sent by prepaid recognized international courier, delivered either by hand or by messenger, or transmitted by electronic telecopy (fax) addressed:

                  If to Ramtron, at:

                      Ramtron International Corporation
                      1850 Ramtron Drive
                      Colorado Springs, Colorado 80921
                      USA
                      Attn:  Chief Executive Officer
                      Fax: 719 481 9294

                  with a copy to:

                      Coudert Brothers
                      950 Seventeenth Street
                      Suite 1800
                      Denver, Colorado 80202

                      USA
                      Attn:  John A. St. Clair
                      Fax:  303 607 1080

                  If to Infineon, at:

                      Infineon Technologies AG
                      Attn.: Arno Paetzold
                      M&A Department
                      St.-Martin-Strasse 53
                      D-81541 Munich
                      Germany
                      Fax:  49 89 234  8  5872

                  with copies to:

                      Infineon Technologies AG
                      Attn:  General Counsel
                      St.-Martin-Strasse 53
                      D-81541 Munich
                      Germany
                      Fax:  49 89 234 2 6583

                      And,

                      Sullivan & Cromwell
                      Attn:  David B. Rockwell
                      Neue Mainzer Strasse 52
                      60311 Frankfurt am Main
                      Germany
                      Fax:  49 69 7191 2610

or at such other address as either party shall have furnished to the other in writing in the manner set forth herein. All such notices and other written communications shall be conclusively deemed to have been duly given (i) if sent by an internationally recognized overnight courier, three (3) Business Days after dispatch, (ii) if delivered by hand, on the next Business Day, or (iii) if faxed, within one Business Day after confirmation of the successful transmission thereof.

     9.8 Delays or Omissions. No delay or omission to exercise any right, power
         -------------------
or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     9.9 Severability. In case any provision of the Agreement or any other
         ------------
agreement between the parties shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the parties shall cooperate in good faith to amend this Agreement in order to give effect to the original agreement contemplated hereby.

     9.10 Confidential Information. Each party acknowledges that the information
          ------------------------
received by it pursuant hereto may be confidential and proprietary to the other party. Disclosures and exchange of confidential information between Infineon and Ramtron with respect to performance of this Agreement and the existence of this Agreement and its terms shall be governed by the terms of the Non-Disclosure Agreement (NDA) dated October 11, 2000.

     9.11 Press Releases, Etc. It is currently intended that on or before the
          -------------------
next trading day after the date of this Agreement, Infineon and Ramtron may issue a joint press release in a form to be agreed to by the parties disclosing that Infineon has invested in Ramtron. Other press announcements regarding Ramtron or Infineon with respect to the investment made by Infineon hereby shall only be made with both Ramtron's and Infineon's prior written consent, such consent not to be unreasonably withheld.

     9.12 Expenses. Except as otherwise expressly provided herein, each of
          --------
Infineon and Ramtron shall bear its own costs and expenses incurred in connection with the execution of this Agreement and the transactions contemplated hereby.

     9.13 Titles and Subtitles. The titles of the paragraphs and subparagraphs
          --------------------
of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     9.14 Definitions. All references to "Infineon" in Section 3 shall be deemed
          -----------
to mean "Infineon and its subsidiaries, collectively and singly" unless the context clearly requires the reference to mean "Infineon" singly. All references to "Ramtron" in Section 4 shall be deemed to mean "Ramtron and its subsidiaries, collectively and singly" unless the context clearly requires the reference to mean "Ramtron" singly.

     9.15 Scope. To the extent legally possible, each party hereto shall be
          -----
responsible for the actions of all entities under its control and shall cause such entities to comply with the terms of this Agreement wherever applicable.

     9.16 Counterparts. This Agreement may be executed in two or more
          ------------
counterparts any of which may be delivered by facsimile transmission, each of which shall be an original, and all of which together shall constitute one instrument.

                                 EXECUTION PAGE

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                            INFINEON TECHNOLOGIES AG

                            By: /s/ Harald Eggers
                                -----------------
                            Name: Harald Eggers
                            Title: Senior Vice President & General Manager

                            By: /s/ Klaus Fleischmann
                                ---------------------
                            Name: Klaus Fleischmann
                            Title: Senior Director, Business
                            Development and Relations

                            RAMTRON INTERNATIONAL CORPORATION



                            By: /s/ L. David Sikes
                               -------------------
                            Name: L. David Sikes
                            Title: Chairman and CEO